Filed Pursuant to Rule 424(b)(4)
Registration No. 333-270220

Prospectus Supplement

(To Prospectus dated March 2, 2023)

13,750,000 Shares

Bumble Inc.

Class A Common Stock

The selling stockholders named in this prospectus supplement are offering 13,750,000 shares of our Class A common stock. We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders. Prior to the consummation of this offering, certain of the selling stockholders will exchange common units representing limited partnership interests (“Common Units”) in our operating partnership, Buzz Holdings L.P. (“Bumble Holdings”), for shares of our Class A common stock to be sold by them in the offering. See “Selling Stockholders.”

Our Class A common stock is listed on Nasdaq Global Select Market (“Nasdaq”) under the symbol “BMBL.” On March 1, 2023, the last sale price of our Class A common stock as reported on Nasdaq was $24.38 per share.

See “Risk Factors” beginning on page S-8 of this prospectus supplement and in our other filings with the Securities and Exchange Commission incorporated by reference in this prospectus supplement or the accompanying prospectus to read about factors you should consider before buying shares of Class A common stock.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$22.80	$313,500,000
Underwriting discount	$0.627	$8,621,250
Proceeds, before expenses, to selling stockholders	$22.173	$304,878,750

Please see the section entitled “Underwriting (Conflicts of Interest)” for a description of compensation payable to the underwriters.

The selling stockholders affiliated with Blackstone have granted the underwriters the option to purchase up to an additional 2,062,500 shares of our Class A common stock from such selling stockholders at the public offering price less the underwriting discounts and commissions within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares of our Class A common stock against payment in New York, New York on March 8, 2023.

Citigroup	Goldman Sachs & Co. LLC

Morgan Stanley	BofA Securities	BTIG	Evercore ISI	Jefferies	RBC Capital Markets

Blackstone	BMO Capital Markets	KeyBanc Capital Markets	MUFG

Raymond James	SMBC Nikko	Stifel

BNP PARIBAS	Huatai Securities	Piper Sandler	SOCIETE GENERALE

AmeriVet Securities	C.L. King & Associates	Drexel Hamilton	Loop Capital Markets

Ramirez & Co., Inc.	R. Seelaus & Co., LLC	Siebert Williams Shank	Telsey Advisory Group

March 2, 2023

MAKE THE FIRST MOVE

In Love In Life In Work

Date Honestly

PROSPECTUS SUPPLEMENT

PROSPECTUS

None of us, the selling stockholders or the underwriters has authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we may authorize to be delivered to you. The selling stockholders and the underwriters are offering to sell, and seeking offers to buy, our shares only in jurisdictions where offers and sales thereof are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we may authorize to be delivered to you is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Class A common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, dated March 2, 2023, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between

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the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”) before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

Investment funds and vehicles associated with or designated by Blackstone Inc. are referred to herein as “Blackstone” or “our Sponsor.” We refer to our initial public offering completed on February 16, 2021 as our “IPO.” We refer to Whitney Wolfe Herd, the founder of Bumble, our Chief Executive Officer and member of our board of directors, together with entities beneficially owned by her, herein as our “Founder.” We refer to our Sponsor and our Founder collectively as our “Principal Stockholders.”

Unless the context requires otherwise, references to “we,” “us,” “our,” the “Company,” “Bumble,” “BMBL,” and the like terms refer to Bumble Inc. and its consolidated subsidiaries (including Bumble Holdings).

The sums or percentages, as applicable, of certain tables and charts included in this prospectus supplement and in the accompanying prospectus may not foot due to rounding.

S-ii

SUMMARY

This summary does not contain all of the information that you should consider before investing in shares of our Class A common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully before making an investment decision, especially the risks discussed under “Risk Factors” and our financial statements and the related notes which are incorporated by reference herein, before you decide to invest in shares of our Class A common stock.

Bumble

Bumble app was founded because we noticed two different, yet related issues in our society: antiquated gender norms, and a lack of kindness and accountability on the internet. We observed that women were often treated unequally in society, especially in romantic relationships. At the same time, social networks created possibilities for connections, but they were focused on connections with people you already know and lacked guardrails to encourage better behavior online.

We created Bumble app to change this. The Bumble brand was built with women at the center—where women make the first move. Our platform is designed to be safe and empowering for women, and, in turn, provides a better environment for everyone. We are leveraging innovative technology solutions to create a more inclusive, safe and accountable way to connect online for all users regardless of gender.

Bumble’s mission is to create a world where all relationships are healthy and equitable, through Kind Connections. Our platform enables people to connect and build healthy and equitable relationships on their own terms. We focus on building authenticity and safety in the online space, which is marked at times by isolation and toxicity. We also believe there is a significant opportunity to extend our platform beyond online dating into healthy relationships across all areas of life: love, friendships, careers and beyond. By empowering women across all of their relationships, we believe that we have the potential to become a preeminent global women’s brand.

In 2022, we operated three apps, Bumble app, Badoo app and Fruitz app, where during 2022, on average, over 40 million users came on a monthly basis to discover new people and connect with each other in a safe, secure and empowering environment. Bumble app, Badoo app and Fruitz app monetize via a freemium model, where the use of the service is free and a subset of the users pay for subscriptions or in-app purchases to access premium features. We are a leader in the online dating space, which has become increasingly popular over the last decade and has been cited as the most common way for new couples to meet in the United States.

The Bumble and Badoo apps ranked among the top five grossing iOS lifestyle apps in 109 and 99 countries, respectively, as of December 31, 2022.

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Bumble app, launched in 2014, is one of the first dating apps built with women at the center. On Bumble app, women make the first move. Bumble app is a leader in the online dating sector across several countries, including the United States, United Kingdom, Australia and Canada. We had approximately 2.0 million Bumble App Paying Users during the year ended December 31, 2022.

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Badoo app, launched in 2006, was one of the pioneers of web and mobile free-to-use dating products. Badoo app’s focus is to make finding meaningful connections easy, fun and accessible for a mainstream global audience. Badoo app continues to be a market leader in Europe and Latin America. We had approximately 1.2 million Badoo App and Other Paying Users during the year ended December 31, 2022.

In January 2022, we acquired Fruitz, a fast-growing dating app with a Gen Z focus, which is a growing segment of online dating consumers. Fruitz app was the second most downloaded dating app in France, its core market, during the year ended December 31, 2022.

Bumble is more than our apps—we are powering a movement. Our mission-first strategy ensures that values guide our business decisions and our business performance enables us to drive impact. Our strategy is anchored by our powerful brand, product leadership, operational excellence and impact initiatives. Examples of how our mission drives our business include:

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We enhance our brand through impact initiatives beyond our apps, including advocating for legislative solutions to prohibit nonconsensual intimate image abuse and other online harms, including unsolicited lewd photos.

•	We engage in worldwide nonprofit partnerships to support healthy, safe, and equitable relationships, and to elevate women and other underrepresented communities.

•	We enhance our brand through marketing campaigns centered around elevating women, including the “Be the CEO Your Parents Wanted You to Marry” and “Believe Women” campaigns.

We believe that the best way to compete in a world where people have multiple ways to connect is through product innovation. We uniquely design our products to facilitate engagement prioritizing safety and accountability across the user experience. We continuously collect user feedback, which informs our product development roadmap. The more we know about our community’s interests, the better we can innovate products that maximize their chances of making connections most likely to turn into the relationships they are seeking. Our apps share some common infrastructure, which allows insights to be shared between apps.

Our shared infrastructure is also critical to providing our users with personalized and superior experiences. Our team has a strong track record of product leadership in online dating. We were the first company in the dating app industry to develop technology to proactively blur lewd photos shared within a chat, which Bumble recently open-sourced for the technology community as part of a larger effort to help rid the internet of “cyberflashing,” the sharing of unsolicited lewd photos online. In addition, the insights we have gained from our community have encouraged us to extend Bumble app into many more areas of life, such as platonic friendships and business networking, and we have built our platform with the flexibility to pursue these opportunities.

For the year ended December 31, 2022, the year ended December 31, 2021, the period from January 29 through December 31, 2020 and the period from January 1 through January 28, 2020, we generated:

•	Total Revenue of $903.5 million, $760.9 million, $539.5 million and $40.0 million, respectively;

•	Bumble App Revenue of $694.3 million, $528.6 million, $335.0 million and $23.3 million, respectively;

•	Badoo App and Other Revenue of $209.2 million, $232.3 million, $204.6 million and $16.7 million, respectively;

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Net Earnings (Loss) of $(114.1) million, $281.7 million, $(109.5) million and $(32.6) million, respectively, representing Net Earnings (Loss) Margins of (12.6)%, 37.0%, (20.3)% and (81.4)%, respectively;

•	Adjusted EBITDA of $226.9 million, $207.2 million, $143.4 million and $9.4 million, respectively, representing Adjusted EBITDA Margins of 25.1%, 27.2%, 26.6% and 23.4%, respectively;

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Net cash provided by (used in) operating activities of $132.9 million, $104.8 million, $53.1 million and $(3.3) million, respectively, and Operating Cash Flow Conversion of, (116.5)%, 37.2%, (48.5)% and 10.2%, respectively; and

•	Free Cash Flow of $116.6 million, $91.2 million, $42.4 million and $(4.4) million, respectively, representing Free Cash Flow Conversion of 51.4%, 44.0%, 29.6% and (46.4)%, respectively.

For a reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion to the most directly comparable GAAP financial measures, information about why we consider Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion useful and a discussion of the material risks and limitations of these measures, please see “Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our 2022 Form 10-K incorporated by reference in this prospectus supplement or the accompanying prospectus.

For a description of our business, financial condition, results of operations and other important information regarding the Company, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement or the accompanying prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information” and “Information Incorporated By Reference.”

Our Sponsor

Blackstone (NYSE: BX) is one of the world’s leading investment firms. Blackstone’s alternative asset management businesses include the management of corporate private equity funds, real estate funds, hedge fund solutions, credit-oriented funds and closed-end mutual funds. Through its different businesses, Blackstone had total assets under management of approximately $975 billion as of December 31, 2022.

Investment Risks

An investment in shares of our Class A common stock involves substantial risks and uncertainties that may materially adversely affect our business, financial condition and results of operations and cash flows. Some of the more significant challenges and risks relating to an investment in our company include, among other things, the following:

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If we fail to retain existing users or add new users, or if our users decrease their level of engagement with our products or do not convert to paying users, our revenue, financial results and business may be significantly harmed.

•	The dating industry is highly competitive, with low switching costs and a consistent stream of new products and entrants, and innovation by our competitors may disrupt our business.

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Distribution and marketing of, and access to, our products depends, in significant part, on a variety of third-party publishers and platforms. If these third parties limit, prohibit or otherwise interfere with or change the terms of the distribution, use or marketing of our products in any material way, it could materially adversely affect our business, financial condition and results of operations.

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Access to our products depends on mobile app stores and other third parties such as data center service providers, as well as third-party cloud infrastructure and service providers, payment aggregators, computer systems, internet transit providers and other communications systems and service providers. Increasing adoption and enforcement by third parties such as the Apple App Store or Google Play Store of policies that limit, prohibit or eliminate our ability to distribute or update our applications through their stores, or increase the costs to do so, could materially adversely affect our business, financial condition and results of operations.

•	If we are not able to maintain the value and reputation of our brands, our ability to expand our base of users may be impaired, and our business and financial results may be harmed.

•	Changes to our existing brands and products, or the introduction of new brands or products, could fail to attract or retain users or generate revenue and profits.

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We operate in various international markets, including certain markets in which we have limited experience. As a result, we face additional risks in connection with certain of our international operations.

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Our operations may be adversely affected by ongoing developments in Russia, Ukraine and surrounding countries, including due to the impact of our decision to discontinue our operations in Russia and remove our apps from the Apple App Store and Google Play Store in Russia and Belarus.

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Security breaches, improper access to or disclosure of our data or user data, other hacking and phishing attacks on our systems, or other cyber incidents could compromise the confidentiality and/or availability of sensitive information related to our business and/or personal data processed by us or on our behalf and expose us to liability, which could harm our reputation and materially adversely affect our business.

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If the security of personal and confidential or sensitive user information that we maintain and store is breached, or otherwise accessed by unauthorized persons, it may be costly to remediate such breach and our reputation could be harmed.

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We are subject to a number of risks related to payment card transactions, including data security breaches and fraud that we or third parties experience or additional regulation, any of which could materially adversely affect our business, financial condition and results of operations.

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If we are unable to obtain, maintain, protect and enforce intellectual property rights and successfully defend against claims of infringement, misappropriation or other violations of third-party intellectual property, it could materially adversely impact our business, financial condition and results of operations.

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Our business is subject to complex and evolving U.S. and international laws and regulations. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

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We must comply with rapidly-evolving privacy and data protection laws across jurisdictions, and the failure to do so could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

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Our substantial indebtedness could materially adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, our ability to react to changes in the economy or our industry, our ability to meet our obligations under our outstanding indebtedness and could divert our cash flow from operations for debt payments.

•	Our Principal Stockholders control us and their interests may conflict with ours or yours in the future.

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We are a “controlled company” within the meaning of Nasdaq rules and, as a result, we qualify for exemptions from certain corporate governance requirements. If we rely on such exemptions in the future, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

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The outsized voting rights of our Principal Stockholders have the effect of concentrating voting control with our Principal Stockholders, limit or preclude your ability to influence corporate matters and may have a potential adverse effect on the price of our Class A common stock.

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We are exposed to changes in the global macroeconomic environment beyond our control, which may adversely affect consumer discretionary spending, demand for our products and services, and our expenses.

•	Foreign currency exchange rate fluctuations could materially adversely affect our results of operations.

Please see “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, as the same may be updated from time to time by our subsequent filings under the Exchange Act, for a discussion of these and other factors you should consider before making an investment in shares of our Class A common stock.

Bumble Inc. was incorporated in Delaware on October 5, 2020. Our principal executive offices are located at 1105 West 41st Street, Austin, Texas 78756 and our telephone number is (512) 696-1409.

Recent Developments

Preliminary Estimated Paying Users for the Quarter-to-Date Ended February 28, 2023

The table below presents our preliminary estimates of our paying users for the quarter-to-date periods ended February 28, 2023 and 2022 based upon information available to us as of the date of this prospectus supplement. The results for the quarter-to-date period are preliminary and are not necessarily indicative of the results that may be expected for the full quarter ended March 31, 2023 or any other period. Historical results are not necessarily indicative of the results expected for any future period. In addition, during the course of the preparation of our results for the three months ended March 31, 2023, additional adjustments to the preliminary estimated information presented below may be identified. Any such adjustments may be material.

(Amounts in thousands)	January 1 through February 28, 2023	January 1 through February 28, 2022	% Change
Bumble App Paying Users(1)	2,279.2	1,743.7	30.7%
Badoo App and Other Paying Users(1)	1,143.2	1,275.2	(10.4)%
Total Paying Users(1)	3,422.5	3,018.9	13.4%

(1)   See “Certain Definitions” in our 2022 Form 10-K incorporated by reference in this prospectus supplement or the accompanying prospectus for a definition of “Bumble App Paying User,” “Badoo App and Other Paying User” and “Total Paying Users.”

We use a number of operational and other metrics in order to evaluate performance and make decisions about our business. For additional information regarding our use of these metrics, see “Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics” in our 2022 Form 10-K incorporated by reference in this prospectus supplement or the accompanying prospectus. Growth in paying users is subject to inherent risk, uncertainties and challenges. See “Part I. Item 1A. Risk Factors” in our 2022 Form 10-K incorporated by reference in this prospectus supplement or the accompanying prospectus.

The Offering

Class A common stock offered by the selling stockholders	13,750,000 shares (plus up to an additional 2,062,500 shares at the option of the underwriters).

Use of proceeds	We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholders.

Risk factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement and in our other filings with the SEC incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of risks you should carefully consider before deciding to invest in our Class A common stock.

Conflicts of interest	Affiliates of Blackstone Securities Partners L.P. own in excess of 10% of our issued and outstanding Class A common stock. Because Blackstone Securities Partners L.P. is an underwriter in this offering and its affiliates own in excess of 10% of our issued and outstanding Class A common stock, Blackstone Securities Partners L.P. is deemed to have a “conflict of interest” under Financial Industry Regulatory Authority (“FINRA”) Rule 5121. In addition, certain of the underwriters and/or their affiliates act as agents or lenders under a margin loan with certain of the selling stockholders, which is expected to be paid down in part with a portion of the net proceeds of this offering. Any such underwriter that, together with its affiliates and associated persons, receives at least 5% of the net proceeds of this offering will be deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering. In accordance with FINRA Rule 5121(c), no sales of the shares in this offering will be made to any discretionary account over which any underwriter having a conflict of interest under FINRA Rule 5121 exercises discretion without the prior specific written approval of the account holder.

Listing	Our Class A common stock is listed on Nasdaq under the symbol “BMBL.”

In this prospectus supplement, unless otherwise indicated, the number of shares of Class A common stock outstanding and the other information based thereon is based on 130,169,045 shares of Class A common stock outstanding as of January 31, 2023 and does not reflect:

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2,062,500 shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares of Class A common stock from the selling stockholders affiliated with Blackstone;

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58,737,533 shares of Class A common stock issuable upon exchange of 58,737,533 Common Units that will be held by the Pre-IPO Common Unitholders (as defined in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this prospectus supplement);

•	23,187,090 additional shares of Class A common stock that may be granted under the Bumble Inc. 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plan”); and

•	4,500,000 shares of our Class A common stock available for issuance under the Bumble Inc. 2021 Employee Stock Purchase Plan (the “ESPP”).

RISK FACTORS

Investing in our Class A common stock involves risks. You should carefully consider the risks and uncertainties described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, as the same may be updated from time to time by our subsequent filings under the Exchange Act. You should also carefully consider the other information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus, as updated by our subsequent filings under the Exchange Act, before acquiring any shares of our Class A common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our Class A common stock to decline. You could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current views of management of Bumble Inc. with respect to, among other things, its operations, its financial performance, its industry and its business. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believe(s),” “expect(s),” “potential,” “continue(s),” “may,” “will,” “should,” “could,” “would,” “seek(s),” “predict(s),” “intend(s),” “trends,” “plan(s),” “estimate(s),” “anticipates,” “projection,” “will likely result” and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include, but are not limited to, the following:

•	our ability to retain existing users or attract new users and to convert users to paying users;

•	competition and changes in the competitive landscape of our market;

•	our ability to distribute our dating products through third parties, such as Apple App Store or Google Play Store, and offset related fees;

•	the impact of data security breaches or cyber attacks on our systems and the costs of remediation related to any such incidents;

•	the continued development and upgrading of our technology platform and our ability to adapt to rapid technological developments and changes in a timely and cost-effective manner;

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our ability to obtain, maintain, protect and enforce intellectual property rights and successfully defend against claims of infringement, misappropriation or other violations of third-party intellectual property;

•	our ability to comply with complex and evolving U.S. and international laws and regulations relating to our business, including sanctions and data privacy laws;

•	foreign currency exchange rate fluctuations;

•	risks relating to certain of our international operations, including geopolitical conditions and successful expansion into new markets;

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the impact of current developments in Russia, Ukraine and surrounding countries on our business and users, including the impact of our decision to discontinue our operations in Russia and remove our apps from the Apple App Store and Google Play Store in Russia and Belarus;

•	the control of us by affiliates of Blackstone and our Founder;

•	the outsized voting rights of affiliates of Blackstone and our Founder;

•	the inability to attract hire and retain a highly qualified and diverse workforce, or maintain our corporate culture; and

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changes in business or macroeconomic conditions, including lower consumer confidence in our business or in the online dating industry generally, recessionary conditions, increased unemployment rates, stagnant or declining wages, changes in inflation or interest rates, political unrest, armed conflicts, natural disasters or the impact of the Coronavirus Disease 2019 (and other widespread health emergencies or pandemics) and measures taken in response.

For more information regarding these and other risks and uncertainties that we face, see “Part I. Item 1A. Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC, as such factors may be updated from time to time in our periodic filings with the SEC, which are incorporated by reference herein and accessible on the SEC’s website at http://www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement, the accompanying prospectus and in our filings with the SEC. The forward-looking statements speak only as of the date of this prospectus supplement, and we expressly disclaim any obligation or undertaking to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except to the extent otherwise required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders.

SELLING STOCKHOLDERS

The following table and accompanying footnotes set forth information regarding the beneficial ownership of shares of our Class A common stock and Common Units as of January 31, 2023, before and after giving effect to this offering by the selling stockholders.

For further information regarding material relationships and transactions between us and the selling stockholders, see “Item 13. Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this prospectus supplement.

Beneficial ownership is determined in accordance with the rules of the SEC.

	Class A Common Stock Beneficially Owned(1)						Common Units Beneficially Owned(1)						Class A Common Stock to be Sold in this Offering (3)(4)		Combined Voting Power(2)
	Prior to this Offering		After this Offering Assuming Underwriters’ Option is Not Exercised		After this Offering Assuming Underwriters’ Option is Exercised in Full		Prior to this Offering		After this Offering Assuming Underwriters’ Option is Not Exercised		After this Offering Assuming Underwriters’ Option is Exercised in Full		Assuming Underwriters’ Option is Not Exercised	Assuming Underwriters’ Option is Exercised in Full	Prior to this Offering	After this Offering Assuming Underwriters’ Option is Not Exercised	After this Offering Assuming Underwriters’ Option is Exercised in Full
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Number	Percentage
Blackstone(4)	43,181,192	33.2%	36,637,527	26.7%	35,488,904	25.7%	34,356,242	18.2%	29,149,907	15.4%	28,236,030	14.9%	11,750,000	13,812,500	70.2%	67.1%	66.2%
Whitney Wolfe Herd(5)	604,650	*	604,650	*	604,650	*	25,688,443	13.5%	23,688,443	12.4%	23,688,443	12.4%	2,000,000	2,000,000	23.0%	23.9%	24.3%

*	Less than 1%.

(1)

Subject to the terms of the exchange agreement, the Common Units are exchangeable for shares of our Class A common stock on a one-for-one basis. See “Item 13. Certain Relationships and Related Transactions” in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this prospectus supplement and in the accompanying prospectus. Beneficial ownership of Common Units reflected in this table has not been also reflected as beneficial ownership of shares of our Class A common stock for which such units may be exchanged. In calculating the percentage of Common Units beneficially owned, the Common Units held by Bumble Inc. are treated as outstanding.

(2)

Represents percentage of voting power of the Class A common stock and Class B common stock of Bumble Inc. voting together as a single class. See “Description of Capital Stock—Class A Common Stock and Class B Common Stock” in the accompanying prospectus.

(3)

Prior to the consummation of this offering, we will issue to certain selling stockholders 7,206,335 shares of our Class A common stock (or 8,120,212 shares of our Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock) that will be issued in exchange for an equivalent number of outstanding Common Units, all of which will be sold by the selling stockholders in this offering. More specifically, the number of shares of Class A common stock offered by the selling stockholders includes: 5,149,714 shares offered for the account of BX Buzz ML-5 Holdco L.P., 46,472 shares offered for the account of BX Buzz ML-6 Holdco L.P., 10,149 shares offered for the account of BX Buzz ML-7 Holdco L.P. and 2,000,000 shares offered for the account of Beehive Holdings III, LP (or 6,053,653 shares offered for the account of BX Buzz ML-5 Holdco L.P., 54,629 shares offered for the account of BX Buzz ML-6 Holdco L.P. and 11,930 shares offered for the account of BX Buzz ML-7 Holdco L.P. if the underwriters exercise in full their option to purchase additional shares of Class A common stock), which shares will, in each case, be issued for the account of such persons in exchange for an equivalent number of Common Units held by such persons.

(4)

The Blackstone Funds that are selling stockholders in this offering are BX Buzz ML-1 Holdco L.P., BX Buzz ML-2 Holdco L.P., BX Buzz ML-3 Holdco L.P., BX Buzz ML-4 Holdco L.P., BX Buzz ML-5 Holdco L.P., BX Buzz ML-6 Holdco L.P. and BX Buzz ML-7 Holdco L.P. (together, the “Blackstone Funds”). They are offering 284,960, 3,920,892, 636,523, 1,698,508, 5,152,496, 46,472 and 10,149 shares, respectively (or 334,980, 4,609,134, 748,253, 1,996,651, 6,056,923, 54,629 and 11,930 shares, respectively, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Prior to this offering, reflects 18,357 shares of Class A common stock, 33,982,606 Common Units and one share of Class B common stock directly held by BX Buzz ML-5 Holdco L.P., 306,667 Common Units and one share of Class B common stock directly held by BX Buzz ML-6 Holdco L.P., 66,969 Common Units and one share of Class B common stock directly held by BX Buzz ML-7 Holdco L.P., 1,880,429 shares of Class A common stock directly held by BX Buzz ML-1 Holdco L.P., 25,873,691 shares of Class A common stock directly held by BX Buzz ML-2 Holdco L.P., 4,200,373 shares of Class A common stock directly held by BX Buzz ML-3 Holdco L.P. and 11,208,342 shares of Class A common stock directly held by BX Buzz ML-4 Holdco L.P. It is expected that the Blackstone Funds will act as selling stockholders with respect to the shares they directly hold and the shares that they receive in exchange for Common Units.

BX Buzz ML-5 GP LLC is the general partner of BX Buzz ML-5 Holdco L.P. Blackstone Buzz Holdings L.P. is the sole limited partner of BX Buzz ML-5 Holdco L.P. and the sole member of BX Buzz ML-5 GP LLC. BTO Holdings Manager—NQ L.L.C. is the general partner of Blackstone Buzz Holdings L.P. Blackstone Tactical Opportunities Associates—NQ L.L.C. is the managing member of BTO Holdings Manager—NQ L.L.C. BTOA—NQ L.L.C. is the sole member of Blackstone Tactical Opportunities Associates—NQ L.L.C.

BX Buzz ML-6 GP LLC is the general partner of BX Buzz ML-6 Holdco L.P. Blackstone Tactical Opportunities Fund—FD L.P. is the sole limited partner of BX Buzz ML-6 Holdco L.P. and the sole member of BX Buzz ML-6 GP LLC. Blackstone Tactical Opportunities Associates III—NQ L.P. is the general partner of Blackstone Tactical Opportunities Fund—FD L.P. BTO DE GP—NQ L.L.C. is the general partner of Blackstone Tactical Opportunities Associates III—NQ L.P.

BX Buzz ML-7 GP LLC is the general partner of BX Buzz ML-7 Holdco L.P. Blackstone Family Investment Partnership—Growth ESC L.P. is the sole limited partner of BX Buzz ML-7 Holdco L.P. and the sole member of BX Buzz ML-7 GP LLC. BXG Side-by-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership—Growth ESC L.P. Blackstone Holdings II L.P. is the sole member of BXG Side-by-Side GP L.L.C.

BX Buzz ML-1 GP LLC is the general partner of BX Buzz ML-1 Holdco L.P. BXG Buzz Holdings L.P. is the sole limited partner of BX Buzz ML-1 Holdco L.P. and the sole member of BX Buzz ML-1 GP LLC. BXG Holdings Manager L.L.C. is the general partner of BXG Buzz Holdings L.P. Blackstone Growth Associates L.P. is the managing member of BXG Holdings Manager L.L.C. BXGA L.L.C. is the general partner of Blackstone Growth Associates L.P.

BX Buzz ML-2 GP LLC is the general partner of BX Buzz ML-2 Holdco L.P. BCP Buzz Holdings L.P. is the sole limited partner of BX Buzz ML-2 Holdco L.P. and the sole member of BX Buzz ML-2 GP LLC. BCP VII Holdings Manager – NQ L.L.C. is the general partner of BCP Buzz Holdings L.P. Blackstone Management Associates VII NQ L.L.C. is the managing member of BCP VII Holdings Manager – NQ L.L.C. BMA VII NQ L.L.C. is the managing member of Blackstone Management Associates VII NQ L.L.C.

BX Buzz ML-3 GP LLC is the general partner of BX Buzz ML-3 Holdco L.P. BSOF Buzz Aggregator L.L.C. is the sole limited partner of BX Buzz ML-3 Holdco L.P. and the sole member of BX Buzz ML-3 GP LLC. Blackstone Strategic Opportunity Associates L.L.C. is the managing member of BSOF Buzz Aggregator L.L.C. Blackstone Holdings II L.P. is the sole member of Blackstone Strategic Opportunity Associates L.L.C.

Blackstone Holdings II L.P. is the managing member of each of BTOA—NQ L.L.C., BTO DE GP—NQ L.L.C., BXGA L.L.C., and BMA VII NQ L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P.

BX Buzz ML-4 GP LLC is the general partner of BX Buzz ML-4 Holdco L.P. BTO Buzz Holdings II L.P. is the sole limited partner of BX Buzz ML-4 Holdco L.P. and the sole member of BX Buzz ML-4 GP LLC. BTO Holdings Manager L.L.C. is the general partner of BTO

Buzz Holdings II L.P. Blackstone Tactical Opportunities Associates L.L.C. is the managing member of BTO Holdings Manager L.L.C. BTOA L.L.C. is the managing member of Blackstone Tactical Opportunities Associates L.L.C. Blackstone Holdings III L.P. is the managing member of BTOA L.L.C.

Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P.

Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities (other than the Blackstone Funds to the extent of their direct holdings). The address of Mr. Schwarzman and each of the other entities listed in this footnote is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

Based on information provided to us, as of the date of this prospectus supplement, the Blackstone Funds have pledged, hypothecated or granted security interests in substantially all of the shares of Class A common stock and Common Units held by them pursuant to a margin loan agreement with customary default provisions. In the event of a default under the margin loan agreement, the secured parties may foreclose upon any and all of the shares of Class A common stock or of Common Units pledged to them and may seek recourse against the borrowers.

(5)	Beehive Holdings III, LP is offering 2,000,000 shares.

Prior to this offering, reflects (a) 24,230,911 Common Units and one share of Class B common stock directly held by Beehive Holdings III, LP, (b) 1,457,532 Common Units which would be received within 60 days of January 31, 2023 upon conversion of the vested Incentive Units (as defined in “Description of Capital Stock” in the accompanying prospectus) (assuming the $25.9166 volume-weighted average price of the Class A common stock on January 30, 2023) directly held by Beehive Holdings II, LP, which are exchangeable for shares of Class A common stock and one share of Class B common stock directly held by Beehive Holdings II, LP, (c) 465,116 shares of Class A common stock held directly by Ms. Wolfe Herd’s spouse, (d) 23,255 shares of Class A common stock held by a trust, of which Ms. Wolfe Herd’s spouse is the trustee and (e) 116,279 shares of Class A common stock held in a foundation over which Ms. Wolfe Herd’s spouse may be deemed to have shared voting and dispositive power. Ms. Wolfe Herd may be deemed to have shared investment and voting power over the shares held by her spouse, the trust and the foundation described herein and such shares are entitled to one vote per share. It is expected that Beehive Holdings III, LP will act as selling stockholder with respect to the shares that it receives in exchange for Common Units.

The general partner of Beehive Holdings II, LP is Beehive Holdings Management II, LLC. The general partner of Beehive Holdings III, LP is Beehive Holdings Management III, LLC. Whitney Wolfe Herd is the sole member of Beehive Holdings Management II, LLC and Beehive Holdings Management III, LLC. The address of Ms. Wolfe Herd and each of the other entities listed in this footnote is c/o Bumble Inc., 1105 West 41st Street, Austin, Texas 78756.

UNDERWRITING (CONFLICTS OF INTEREST)

The Company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Citigroup Global Markets Inc.	4,250,000
Goldman Sachs & Co. LLC	4,250,000
Morgan Stanley & Co. LLC	937,500
BofA Securities, Inc.	337,500
BTIG, LLC	337,500
Evercore Group L.L.C.	337,500
Jefferies LLC	337,500
RBC Capital Markets, LLC	337,500
Blackstone Securities Partners L.P.	1,375,000
BMO Capital Markets Corp.	137,500
KeyBanc Capital Markets Inc.	137,500
MUFG Securities Americas Inc.	137,500
Raymond James & Associates, Inc.	137,500
SMBC Nikko Securities America, Inc.	137,500
Stifel, Nicolaus & Company, Incorporated	137,500
BNP Paribas Securities Corp.	68,750
Huatai Securities (USA), Inc.	68,750
Piper Sandler & Co.	68,750
SG Americas Securities, LLC	68,750
AmeriVet Securities, Inc.	18,750
C.L. King & Associates, Inc.	18,750
Drexel Hamilton, LLC	18,750
Loop Capital Markets LLC	18,750
Samuel A. Ramirez & Company, Inc.	18,750
R. Seelaus & Co., LLC	18,750
Siebert Williams Shank & Co., LLC	18,750
Telsey Advisory Group LLC	18,750

Total:	13,750,000

The underwriters have an option to buy up to an additional 2,062,500 shares from the selling stockholders affiliated with Blackstone at the public offering price less the underwriting discount. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth above.

The underwriting agreement provides that the underwriters’ obligation to purchase shares of Class A common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of Class A common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholders to the underwriters are true;

•	there is no material adverse change in our business or the financial markets; and

•	customary closing documents are delivered to the underwriters.

The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions the selling stockholders will pay to the underwriters. The underwriting fee is the difference between the price to the public and the amount the underwriters pay the selling stockholders for the shares. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,062,500 additional shares.

	Per Share (No Exercise)	Total (No Exercise)	Per Share (Full Exercise)	Total (Full Exercise)
Public offering price	$22.80	$313,500,000	$22.80	$360,525,000
Underwriting discounts and commissions to be paid by the selling stockholders	$0.627	$8,621,250	$0.627	$9,914,438

The underwriters have advised us that the underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, at such offering price less a selling concession not in excess of $0.3762 per share. After this offering, the underwriters may change the offering price and other selling terms.

The expenses of this offering that are payable by us are estimated to be approximately $800,000 (excluding underwriting discounts and commissions), including up to $35,000 in connection with the qualification of this offering with FINRA by counsel to the underwriters.

No Sales of Similar Securities

We, our executive officers and directors and the selling stockholders have agreed not to sell or transfer any Class A common stock or securities convertible into, exchangeable for, exercisable for, or repayable with Class A common stock, for 60 days after the date of this prospectus supplement without first obtaining the written consent of the underwriters. Specifically, we and these other persons have agreed, with certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Class A common stock, or any options or warrants to purchase any Class A common stock, or any securities convertible into, exchangeable for or that represent the right to receive Class A common stock, whether now owned or hereinafter acquired, owned directly by us or these other persons (including holding as a custodian) or with respect to which we or such other persons has beneficial ownership within the rules and regulations of the SEC. We and such other persons have agreed that these restrictions expressly preclude us and such other persons from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of our or such other persons’ Class A common stock if such Class A common stock would be disposed of by someone other than us or such other persons. Prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of our or such other persons’ Class A common stock or with respect to any security that includes, relates to, or derives any significant part of its value from such Class A common stock.

Notwithstanding the above, the underwriters have agreed that the lock-up agreement entered into with our officers and directors and the selling stockholders does not apply to shares of Class A common stock or any securities convertible into, exchangeable for, exercisable for, or repayable with shares of Class A common stock transferred, subject to certain conditions:

•	by will or intestacy;

•	as a bona fide gift or gifts, including to charitable organizations;

•

to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of those party to the lock-up agreement or the immediate family of those party to the lock-up agreement;

•	to any immediate family member or other dependent;

•	as a distribution to general or limited partners, members or stockholders of those party to the lock-up agreement;

•	to affiliates of those party to the lock-up agreement or to any investment fund or other entity controlled or managed by those party to the lock-up agreement;

•	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under the above;

•	pursuant to an order of a court or regulatory agency;

•	from one of our executive officers to us, our subsidiaries or our parent entities upon death, disability or termination of employment, in each case, of such executive officer;

•	in connection with transactions by any person other than us relating to the shares of Class A common stock acquired in open market transactions after the completion of the offering;

•

pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction in each case made to all holders of our shares of Class A common stock involving a change of control, provided, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the shares of Class A common stock belonging to those party to the lock-up agreement shall remain subject to the provisions of the lock-up agreement;

•

(x) to us pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase shares of Class A common stock granted by us pursuant to any employee benefit plans or arrangements which are set to expire during the lock-up period, where any shares of Class A common stock received by the undersigned upon any such exercise will be subject to the terms of the lock-up agreement, or (y) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares of Class A common stock or the vesting of any awards granted by us pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the lock-up period, in each case on a “cashless” or “net exercise” basis, where any shares received by the security holder upon any such exercise or vesting will be subject to the terms of the lock-up agreement;

•

with respect to certain affiliates of our Principal Stockholders, the pledge, hypothecation or other granting of a security interest in shares of Class A common stock or securities convertible into or exchangeable for shares of Class A common stock to one or more lending institutions as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such shares of Class A common stock or such securities, provided, that the security holder or we, as the case may be, shall provide Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC prior written notice informing them of any public filing, report or announcement with respect to such pledge, hypothecation or other grant of a security interest;

•

the entry into a trading plan established in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that sales under any such trading plan may not occur during the lock-up period;

•

sales, transfers or other dispositions pursuant to a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A common stock that has been entered into by those party to the lock-up agreement prior to the date hereof of which the Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC have received notice; or

•	with the prior written consent of the underwriters.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization and Short Positions

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock, in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in this offering, which creates the naked short position. In a naked short position, the underwriters may close out any short position by purchasing shares in the open market.

•	Covering transactions involve purchases of our Class A common stock in the open market after the distribution has been completed to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, the underwriters or certain securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriters may allocate a limited number of shares for sale to its online brokerage customers. A prospectus in electronic format is being made available on an Internet web site maintained by the underwriters. Other than the prospectus in electronic format, the information on the underwriters’ web site and any information contained in any other web site maintained by the underwriters is not part of the prospectus or the registration statement of which the prospectus forms a part.

Listing

Our Class A common stock is listed on Nasdaq under the symbol “BMBL.”

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

Purchasers of the shares of our Class A common stock offered in this prospectus supplement and the accompanying prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Conflicts of Interest; Other Relationships

Affiliates of Blackstone Securities Partners L.P. own in excess of 10% of our issued and outstanding Class A common stock. Because Blackstone Securities Partners L.P. is an underwriter in this offering and its affiliates own in excess of 10% of our issued and outstanding Class A common stock, Blackstone Securities Partners L.P. is deemed to have a “conflict of interest” under FINRA Rule 5121. In addition, certain of the underwriters and/or their affiliates act as agents or lenders under a margin loan with certain of the selling stockholders, which is expected to be paid down in part with a portion of the net proceeds of this offering. Any such underwriter that, together with its affiliates and associated persons, receives at least 5% of the net proceeds of this offering will be deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering. In accordance with FINRA Rule 5121(c), no sales of the shares in this offering will be made to any discretionary account over which any underwriter having a conflict of interest under FINRA Rule 5121 exercises discretion without the prior specific written approval of the account holder.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment and commercial banking services for us and our affiliates, including our Sponsor and its affiliates, for which they may receive customary fees and expenses, and may currently be, or may in the future be, lenders to us and our affiliates under facilities and other loans that we and our affiliates, including our Sponsor and its affiliates, have entered into, or may in the future enter into from time to time. In particular, an affiliate of Citigroup Global Markets Inc. acts as administrative agent under our term loan facility and revolving credit facility and under a margin loan with our Sponsor. Certain of the underwriters and/or their respective affiliates are also lenders under our term loan facility and revolving credit facility, and certain of the underwriters and/or their respective affiliates are also lenders under a margin loan with our Sponsor.

In addition, in the ordinary course of business, the underwriters and their affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect that delivery of the shares of Class A common stock will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the third business day following the date of pricing of the shares of Class A common stock (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares of Class A common stock on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the shares of Class A common stock initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant State of any shares at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

•	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”),

provided that no such offer of the shares shall require the Issuer or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, this prospectus supplement and accompanying prospectus is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus supplement and accompanying prospectus relates is available only to, and will be engaged in only with, persons who are outside the United Kingdom or persons in the United Kingdom (i) having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (ii) who are high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Persons who are not relevant persons should not take any action on the basis of this prospectus supplement and accompanying prospectus and should not act or rely on it.

Notice to Prospective Investors in Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) or the accompanying prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our shares are subscribed or purchased under Section 275 by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

1)

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

2)	where no consideration is or will be given for the transfer;

3)	where the transfer is by operation of law;

4)	as specified in Section 276(7) of the SFA; or

5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

LEGAL MATTERS

The validity of the shares of Class A common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York. An investment vehicle composed of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with Blackstone Inc.

EXPERTS

The consolidated financial statements of Bumble Inc. appearing in Bumble Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Bumble Inc.’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, and any document incorporated by reference into this prospectus supplement and the accompanying prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and shares of our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance we refer you to the copy or form of such contract, agreement or document filed as an exhibit to the registration statement, which each such statement being qualified in all respects by reference to the document to which it refers.

We are subject to the informational requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect these reports, proxy statements and other information without charge at the SEC’s website. We also make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. This prospectus supplement incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 28, 2023;

•	our Current Report on Form 8-K filed on March 2, 2023;

•

the description of our shares of Class  A common stock contained in our Registration Statement on Form 8-A filed on February 11, 2021, including all amendments and reports filed for the purpose of updating such description; and

•

all other documents filed by us under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offerings to which this prospectus relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

Any statement made in this prospectus supplement or in the accompanying prospectus or in a document incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can obtain any of the filings incorporated by reference into this prospectus supplement and the accompanying prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement or the accompanying prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement or the accompanying prospectus. You should direct requests for those documents to:

Bumble Inc.

1105 West 41st Street

Austin, Texas 78756

ir@team.bumble.com

We maintain an internet site at http://www.bumble.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement, the accompanying prospectus or any registration statement of which it forms a part.

101,768,345 Shares

Bumble Inc.

Class A Common Stock

This prospectus relates to the offer and sale from time to time of up to 101,768,345 shares of Class A common stock, $0.01 par value per share, of Bumble Inc. by the selling stockholders identified in this prospectus or in supplements to this prospectus. See “Selling Stockholders.” This includes up to 58,587,153 shares of Class A common stock that we may issue from time to time to the selling stockholders upon exchange of an equal number of common units representing limited partnership interests (“Common Units”) in our operating partnership, Buzz Holdings L.P. (“Bumble Holdings”), held by them. Pursuant to the terms of the exchange agreement we entered into with holders of Common Units on February 10, 2021 (the “Exchange Agreement”), the selling stockholders that are holders of Common Units may (subject to the terms of the Exchange Agreement) exchange their Common Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Bumble Inc. is a public company incorporated under the laws of Delaware, the parent company of Buzz Holdings L.P., a Delaware limited partnership.

The registration of the shares of Class A common stock to which this prospectus relates does not require the selling stockholders to sell any of their shares of our Class A common stock. We cannot predict when or in what amounts the selling stockholders may sell any of the shares of our Class A common stock offered by this prospectus.

We will not receive any proceeds from the sale of the shares by the selling stockholders, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions. The selling stockholders from time to time may offer and sell the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. For more information, see “Plan of Distribution.”

Our Class A common stock is listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “BMBL.” On March 1, 2023, the last sale price of our Class A common stock as reported on Nasdaq was $24.38 per share.

Investing in our Class A common stock involves risks. Before making a decision to invest in our Class A common stock, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission (the “SEC”). See “Risk Factors” on page 3 of this prospectus.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 2, 2023.

Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. Neither we nor the selling stockholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

This prospectus is part of a shelf registration statement that we have filed with the SEC using a “shelf” registration process. Under the shelf registration process, the selling stockholders may, from time to time, offer and sell the shares of Class A common stock described in this prospectus and in any accompanying prospectus supplement in one or more transactions. This prospectus provides you with a general description of the shares of Class A common stock the selling stockholders may offer. Each time the selling stockholders sell shares of our Class A common stock using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together, along with the information incorporated by reference herein or therein and any free writing prospectus prepared by us or on our behalf.

For investors outside of the United States, neither we nor the selling stockholders have done anything that would permit the offering, possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or the distribution of this prospectus outside of the United States.

Investment funds and vehicles associated with or designated by Blackstone Inc. are referred to herein as “Blackstone” or “our Sponsor.” We refer to our initial public offering completed on February 16, 2021 as our “IPO.” We refer to Whitney Wolfe Herd, the founder of Bumble, our Chief Executive Officer and member of our board of directors, together with entities beneficially owned by her, herein as our “Founder.”

Unless the context requires otherwise, references to “we,” “us,” “our,” the “Company,” “Bumble,” “BMBL,” and the like terms refer to Bumble Inc. and its consolidated subsidiaries (including Bumble Holdings).

i

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus or any prospectus supplement and does not contain all of the information that you should consider before investing in shares of our Class A common stock. You should read carefully this entire prospectus, any prospectus supplement and the documents incorporated by reference herein or therein and any free writing prospectus prepared by us or on our behalf before making an investment decision, especially the risks discussed under “Risk Factors” and our financial statements and the related notes which are incorporated by reference herein, before you decide to invest in shares of our Class A common stock.

Bumble

Bumble app was founded because we noticed two different, yet related issues in our society: antiquated gender norms, and a lack of kindness and accountability on the internet. We observed that women were often treated unequally in society, especially in romantic relationships. At the same time, social networks created possibilities for connections, but they were focused on connections with people you already know and lacked guardrails to encourage better behavior online.

We created Bumble app to change this. The Bumble brand was built with women at the center—where women make the first move. Our platform is designed to be safe and empowering for women, and, in turn, provides a better environment for everyone. We are leveraging innovative technology solutions to create a more inclusive, safe and accountable way to connect online for all users regardless of gender.

Bumble’s mission is to create a world where all relationships are healthy and equitable, through Kind Connections. Our platform enables people to connect and build healthy and equitable relationships on their own terms. We focus on building authenticity and safety in the online space, which is marked at times by isolation and toxicity. We also believe there is a significant opportunity to extend our platform beyond online dating into healthy relationships across all areas of life: love, friendships, careers and beyond. By empowering women across all of their relationships, we believe that we have the potential to become a preeminent global women’s brand.

In 2022, we operated three apps, Bumble app, Badoo app and Fruitz app, where during 2022, on average, over 40 million users came on a monthly basis to discover new people and connect with each other in a safe, secure and empowering environment. Bumble app, Badoo app and Fruitz app monetize via a freemium model, where the use of the service is free and a subset of the users pay for subscriptions or in-app purchases to access premium features. We are a leader in the online dating space, which has become increasingly popular over the last decade and has been cited as the most common way for new couples to meet in the United States.

The Bumble and Badoo apps ranked among the top five grossing iOS lifestyle apps in 109 and 99 countries, respectively, as of December 31, 2022.

•

Bumble app, launched in 2014, is one of the first dating apps built with women at the center. On Bumble app, women make the first move. Bumble app is a leader in the online dating sector across several countries, including the United States, United Kingdom, Australia and Canada. We had approximately 2.0 million Bumble App Paying Users during the year ended December 31, 2022.

•

Badoo app, launched in 2006, was one of the pioneers of web and mobile free-to-use dating products. Badoo app’s focus is to make finding meaningful connections easy, fun and accessible for a mainstream global audience. Badoo app continues to be a market leader in Europe and Latin America. We had approximately 1.2 million Badoo App and Other Paying Users during the year ended December 31, 2022.

In January 2022, we acquired Fruitz, a fast-growing dating app with a Gen Z focus, which is a growing segment of online dating consumers. Fruitz app was the second most downloaded dating app in France, its core market, during the year ended December 31, 2022.

Bumble is more than our apps—we are powering a movement. Our mission-first strategy ensures that values guide our business decisions and our business performance enables us to drive impact. Our strategy is anchored by our powerful brand, product leadership, operational excellence and impact initiatives. Examples of how our mission drives our business include:

•

We enhance our brand through impact initiatives beyond our apps, including advocating for legislative solutions to prohibit nonconsensual intimate image abuse and other online harms, including unsolicited lewd photos.

•	We engage in worldwide nonprofit partnerships to support healthy, safe, and equitable relationships, and to elevate women and other underrepresented communities.

•	We enhance our brand through marketing campaigns centered around elevating women, including the “Be the CEO Your Parents Wanted You to Marry” and “Believe Women” campaigns.

We believe that the best way to compete in a world where people have multiple ways to connect is through product innovation. We uniquely design our products to facilitate engagement prioritizing safety and accountability across the user experience. We continuously collect user feedback, which informs our product development roadmap. The more we know about our community’s interests, the better we can innovate products that maximize their chances of making connections most likely to turn into the relationships they are seeking. Our apps share some common infrastructure, which allows insights to be shared between apps.

Our shared infrastructure is also critical to providing our users with personalized and superior experiences. Our team has a strong track record of product leadership in online dating. We were the first company in the dating app industry to develop technology to proactively blur lewd photos shared within a chat, which Bumble recently open-sourced for the technology community as part of a larger effort to help rid the internet of “cyberflashing,” the sharing of unsolicited lewd photos online. In addition, the insights we have gained from our community have encouraged us to extend Bumble app into many more areas of life, such as platonic friendships and business networking, and we have built our platform with the flexibility to pursue these opportunities.

For a description of our business, financial condition, results of operations and other important information regarding the Company, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information” and “Information Incorporated By Reference.”

Bumble Inc. was incorporated in Delaware on October 5, 2020. Our principal executive offices are located at 1105 West 41st Street, Austin, Texas 78756 and our telephone number is (512) 696-1409.

RISK FACTORS

Investing in our Class A common stock involves risks. You should carefully consider the risks and uncertainties described in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, as the same may be updated from time to time by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You should also carefully consider the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any shares of our Class A common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our Class A common stock to decline. You could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current views of management of Bumble Inc. with respect to, among other things, its operations, its financial performance, its industry and its business. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believe(s),” “expect(s),” “potential,” “continue(s),” “may,” “will,” “should,” “could,” “would,” “seek(s),” “predict(s),” “intend(s),” “trends,” “plan(s),” “estimate(s),” “anticipates,” “projection,” “will likely result” and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include, but are not limited to, the following:

•	our ability to retain existing users or attract new users and to convert users to paying users;

•	competition and changes in the competitive landscape of our market;

•	our ability to distribute our dating products through third parties, such as Apple App Store or Google Play Store, and offset related fees;

•	the impact of data security breaches or cyber attacks on our systems and the costs of remediation related to any such incidents;

•	the continued development and upgrading of our technology platform and our ability to adapt to rapid technological developments and changes in a timely and cost-effective manner;

•

our ability to obtain, maintain, protect and enforce intellectual property rights and successfully defend against claims of infringement, misappropriation or other violations of third-party intellectual property;

•	our ability to comply with complex and evolving U.S. and international laws and regulations relating to our business, including sanctions and data privacy laws;

•	foreign currency exchange rate fluctuations;

•	risks relating to certain of our international operations, including geopolitical conditions and successful expansion into new markets;

•

the impact of current developments in Russia, Ukraine and surrounding countries on our business and users, including the impact of our decision to discontinue our operations in Russia and remove our apps from the Apple App Store and Google Play Store in Russia and Belarus;

•	the control of us by affiliates of Blackstone and our Founder;

•	the outsized voting rights of affiliates of Blackstone and our Founder;

•	the inability to attract hire and retain a highly qualified and diverse workforce, or maintain our corporate culture; and

•

changes in business or macroeconomic conditions, including lower consumer confidence in our business or in the online dating industry generally, recessionary conditions, increased unemployment rates, stagnant or declining wages, changes in inflation or interest rates, political unrest, armed conflicts, natural disasters or the impact of the Coronavirus Disease 2019 (and other widespread health emergencies or pandemics) and measures taken in response.

For more information regarding these and other risks and uncertainties that we face, see “Part I. Item 1A. Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC, as such factors may be updated from time to time in our periodic filings with the SEC, which are incorporated by reference herein and accessible on the SEC’s website at http://www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus, any accompanying prospectus supplement and in our filings with the SEC. The forward-looking statements speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except to the extent otherwise required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders.

SELLING STOCKHOLDERS

The following table and accompanying footnotes set forth information regarding the beneficial ownership by each selling stockholder of shares of our Class A common stock and Common Units as of January 31, 2023, the maximum number of shares of Class A common stock that may be offered by each selling stockholder pursuant to this prospectus and the beneficial ownership of shares of our Class A common stock and of Common Units after the sale by each selling stockholder of the maximum number of shares of Class A common stock.

The selling stockholders may offer all, some or none of their shares of Class A common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholders may have sold or transferred, in transactions pursuant to this prospectus or otherwise, some or all of their shares since the date as of which the information is presented in the table below. Information concerning the selling stockholders may change from time to time and any such changed information will, if required, be set forth in supplements to this prospectus or post-effective amendments to the registration statement of which this prospectus is a part, as may be appropriate.

For further information regarding material relationships and transactions between us and the selling stockholders, see “Item 13. Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC.

	Shares of Class A Common Stock Beneficially Owned(1)		Common Units Beneficially Owned(1)			Shares of Class A Common Stock Beneficially Owned After the Sale of the Maximum Number of Shares of Class A Common Stock		Common Units Beneficially Owned After the Sale of the Maximum Number of Shares of Class A Common Stock
	Number of Shares	Percent of Class A Common Stock Outstanding	Number of Common Units	Percent of Common Units Outstanding	Shares of Class A Common Stock that May be Offered for Resale	Number of Shares	Percent of Class A Common Stock Outstanding	Number of Common Units	Percent of Common Units Outstanding
Blackstone(2)	43,181,192	33.2%	34,356,242	18.2%	77,537,434	—	—	—	—
Whitney Wolfe Herd(3)	604,650	*	25,688,443	13.5%	24,230,911	604,650	*	1,457,532	*

*	Less than 1%.
(1)

Subject to the terms of the exchange agreement, the Common Units are exchangeable for shares of our Class A common stock on a one-for-one basis. See “Item 13. Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this prospectus. Beneficial ownership of Common Units reflected in this table has not been also reflected as beneficial ownership of shares of our Class A common stock for which such units may be exchanged. In calculating the percentage of Common Units beneficially owned, the Common Units held by Bumble Inc. are treated as outstanding.

(2)

Reflects 18,357 shares of Class A common stock, 33,982,606 Common Units and one share of Class B common stock directly held by BX Buzz ML-5 Holdco L.P., 306,667 Common Units and one share of Class B common stock directly held by BX Buzz ML-6 Holdco L.P., 66,969 Common Units and one share of Class B common stock directly held by BX Buzz ML-7 Holdco L.P., 1,880,429 shares of Class A common stock directly held by BX Buzz ML-1 Holdco L.P., 25,873,691 shares of Class A common stock directly held by BX Buzz ML-2 Holdco L.P., 4,200,373 shares of Class A common stock directly held by

BX Buzz ML-3 Holdco L.P. and 11,208,342 shares of Class A common stock directly held by BX Buzz ML-4 Holdco L.P. (together, the “Blackstone Funds”).

BX Buzz ML-5 GP LLC is the general partner of BX Buzz ML-5 Holdco L.P. Blackstone Buzz Holdings L.P. is the sole limited partner of BX Buzz ML-5 Holdco L.P. and the sole member of BX Buzz ML-5 GP LLC. BTO Holdings Manager—NQ L.L.C. is the general partner of Blackstone Buzz Holdings L.P. Blackstone Tactical Opportunities Associates—NQ L.L.C. is the managing member of BTO Holdings Manager—NQ L.L.C. BTOA—NQ L.L.C. is the sole member of Blackstone Tactical Opportunities Associates—NQ L.L.C.

BX Buzz ML-6 GP LLC is the general partner of BX Buzz ML-6 Holdco L.P. Blackstone Tactical Opportunities Fund—FD L.P. is the sole limited partner of BX Buzz ML-6 Holdco L.P. and the sole member of BX Buzz ML-6 GP LLC. Blackstone Tactical Opportunities Associates III—NQ L.P. is the general partner of Blackstone Tactical Opportunities Fund—FD L.P. BTO DE GP—NQ L.L.C. is the general partner of Blackstone Tactical Opportunities Associates III—NQ L.P.

BX Buzz ML-7 GP LLC is the general partner of BX Buzz ML-7 Holdco L.P. Blackstone Family Investment Partnership—Growth ESC L.P. is the sole limited partner of BX Buzz ML-7 Holdco L.P. and the sole member of BX Buzz ML-7 GP LLC. BXG Side-by-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership—Growth ESC L.P. Blackstone Holdings II L.P. is the sole member of BXG Side-by-Side GP L.L.C.

BX Buzz ML-1 GP LLC is the general partner of BX Buzz ML-1 Holdco L.P. BXG Buzz Holdings L.P. is the sole limited partner of BX Buzz ML-1 Holdco L.P. and the sole member of BX Buzz ML-1 GP LLC. BXG Holdings Manager L.L.C. is the general partner of BXG Buzz Holdings L.P. Blackstone Growth Associates L.P. is the managing member of BXG Holdings Manager L.L.C. BXGA L.L.C. is the general partner of Blackstone Growth Associates L.P.

BX Buzz ML-2 GP LLC is the general partner of BX Buzz ML-2 Holdco L.P. BCP Buzz Holdings L.P. is the sole limited partner of BX Buzz ML-2 Holdco L.P. and the sole member of BX Buzz ML-2 GP LLC. BCP VII Holdings Manager – NQ L.L.C. is the general partner of BCP Buzz Holdings L.P. Blackstone Management Associates VII NQ L.L.C. is the managing member of BCP VII Holdings Manager – NQ L.L.C. BMA VII NQ L.L.C. is the managing member of Blackstone Management Associates VII NQ L.L.C.

BX Buzz ML-3 GP LLC is the general partner of BX Buzz ML-3 Holdco L.P. BSOF Buzz Aggregator L.L.C. is the sole limited partner of BX Buzz ML-3 Holdco L.P. and the sole member of BX Buzz ML-3 GP LLC. Blackstone Strategic Opportunity Associates L.L.C. is the managing member of BSOF Buzz Aggregator L.L.C. Blackstone Holdings II L.P. is the sole member of Blackstone Strategic Opportunity Associates L.L.C.

Blackstone Holdings II L.P. is the managing member of each of BTOA—NQ L.L.C., BTO DE GP—NQ L.L.C., BXGA L.L.C., and BMA VII NQ L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P.

BX Buzz ML-4 GP LLC is the general partner of BX Buzz ML-4 Holdco L.P. BTO Buzz Holdings II L.P. is the sole limited partner of BX Buzz ML-4 Holdco L.P. and the sole member of BX Buzz ML-4 GP LLC. BTO Holdings Manager L.L.C. is the general partner of BTO.

Buzz Holdings II L.P. Blackstone Tactical Opportunities Associates L.L.C. is the managing member of BTO Holdings Manager L.L.C. BTOA L.L.C. is the managing member of Blackstone Tactical Opportunities Associates L.L.C. Blackstone Holdings III L.P. is the managing member of BTOA L.L.C.

Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P.

Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group

Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities (other than the Blackstone Funds to the extent of their direct holdings). The address of Mr. Schwarzman and each of the other entities listed in this footnote is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

Based on information provided to us, as of the date of this prospectus, the Blackstone Funds have pledged, hypothecated or granted security interests in substantially all of the shares of Class A common stock and Common Units held by them pursuant to a margin loan agreement with customary default provisions. In the event of a default under the margin loan agreement, the secured parties may foreclose upon any and all of the shares of Class A common stock or of Common Units pledged to them and may seek recourse against the borrowers.

(3)

Reflects (a) 24,230,911 Common Units and one share of Class B common stock directly held by Beehive Holdings III, LP, (b) 1,457,532 Common Units which would be received within 60 days of January 31, 2023 upon conversion of the vested Incentive Units (as defined in “Description of Capital Stock”) (assuming the $25.9166 volume-weighted average price of the Class A common stock on January 30, 2023) directly held by Beehive Holdings II, LP, which are exchangeable for shares of Class A common stock and one share of Class B common stock directly held by Beehive Holdings II, LP, (c) 465,116 shares of Class A common stock held directly by Ms. Wolfe Herd’s spouse, (d) 23,255 shares of Class A common stock held by a trust, of which Ms. Wolfe Herd’s spouse is the trustee and (e) 116,279 shares of Class A common stock held in a foundation over which Ms. Wolfe Herd’s spouse may be deemed to have shared voting and dispositive power.Ms. Wolfe Herd may be deemed to have shared investment and voting power over the shares held by her spouse, the trust and the foundation described herein and such shares are entitled to one vote per share.

The general partner of Beehive Holdings II, LP is Beehive Holdings Management II, LLC. The general partner of Beehive Holdings III, LP is Beehive Holdings Management III, LLC. Whitney Wolfe Herd is the sole member of Beehive Holdings Management II, LLC and Beehive Holdings Management III, LLC. The address of Ms. Wolfe Herd and each of the other entities listed in this footnote is c/o Bumble Inc., 1105 West 41st Street, Austin, Texas 78756.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the Class A common stock, par value $0.01 per share, of the Company, which is the only security of the Company registered pursuant to Section 12 of the Exchange Act. The following also contains a description of the Class B common stock, par value $0.01 per share, of the Company, which is not registered pursuant to Section 12 of the Exchange Act. The description of the Class B common stock is necessary to understand the material terms of the Class A common stock. The following description does not purport to be complete and is qualified in its entirety by reference to the Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws, each as in effect as of the date of this prospectus, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and the General Corporation Law of the State of Delaware (the “DGCL”). See “Where You Can Find More Information” and “Information Incorporated By Reference.”

Under “Description of Capital Stock,” “we,” “us,” “our,” and the “Company” refer to Bumble Inc. and not to any of its subsidiaries.

General

The Company is authorized to issue 6,000,000,000 shares of Class A common stock, par value $0.01 per share, 1,000,000 shares of Class B common stock, par value $0.01 per share, and 600,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Class A Common Stock and Class B Common Stock

Voting Rights. In general, holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Notwithstanding the foregoing, unless they elect otherwise, each of our Founder and our Sponsor, to whom we refer collectively as our “Principal Stockholders,” is entitled to outsized voting rights as follows. Until the earlier to occur of (i) February 16, 2028 and (ii) the date the parties to our stockholders agreement cease to own in the aggregate 7.5% of the outstanding shares of Class A common stock, assuming exchange of all Common Units of Bumble Holdings (such date, the “High Vote Termination Date”), each share of Class A common stock held by a Principal Stockholder will entitle such Principal Stockholder to ten votes. In addition, if, at any time, our Founder is neither an employee nor a director, any Class A common stock held by our Founder will be entitled to one vote per share on all matters on which stockholders of Bumble Inc. are entitled to vote generally. The holders of our Class A common stock do not have cumulative voting rights in the election of directors. Each holder of Class B common stock is generally entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each Common Unit held by such holder on all matters on which stockholders of Bumble Inc. are entitled to vote generally. The voting power afforded to holders of Common Units by their shares of Class B common stock will be automatically and correspondingly reduced or increased as the number of Common Units held by such holder of Class B common stock decreases or increases.

Notwithstanding the foregoing, unless they elect otherwise, each of our Principal Stockholders will be entitled to outsized voting rights as follows. Until the High Vote Termination Date, each Principal Stockholder that holds Class B common stock will be entitled, without regard to the number of shares of Class B common stock held by such Principal Stockholder, to a number of votes equal to 10 times the aggregate number of Common Units (including Common Units issued upon conversion of vested Incentive Units of Bumble Holdings (“Incentive Units”)) of Bumble Holdings held by such Principal Stockholder. In addition, if, at any time, our Founder is neither an employee nor a director, any Class B common stock held by our Founder will be entitled to a number of votes that is equal to the aggregate number of Common Units (including Common Units issued upon conversion of vested Incentive Units) of Bumble Holdings held by our Founder, on all matters on which stockholders of Bumble Inc. are entitled to vote generally.

The outsized voting rights held by our Principal Stockholders relate to shares of Class A common stock and (by virtue of their Class B common stock) Common Units held by our Principal Stockholders from time to time. Until the High Vote Termination Date, any shares of Class A common stock or Common Units purchased or otherwise acquired by the Principal Stockholders would also entitle the Principal Stockholders to outsized voting rights. Consequently, the voting power of our Principal Stockholders, and the disparity between the voting power held by our Principal Stockholders and the level of their economic interest, would increase if they acquire additional shares of Class A common stock or Common Units. Additionally, if a Principal Stockholder sells shares of Class A common stock or exchanges Common Units for Class A common stock and sells those shares, the voting power on a percentage basis of the other Principal Stockholders will increase due to the decrease in total votes outstanding.

Shares of Class A common stock and Class B common stock are not entitled to outsized voting rights in the hands of any transferee of a Principal Stockholder’s Class A common stock or Class B common stock and Common Units that is not itself a Principal Stockholder. Accordingly, these outsized voting rights are not transferable to other holders and the transfer or sale of shares of Class A common stock or Common Units by a Principal Stockholder to other holders will terminate the outsized voting rights. However, our Sponsor and its affiliates may assign their rights and obligations under the stockholders agreement, in whole or in part, without our prior written consent, and may designate an assignee as a “Principal Stockholder” for the purposes of the voting provisions of our amended and restated certificate of incorporation, which would entitle any such transferee to outsized voting rights with respect to shares of Class A common stock or Class B common stock and Common Units transferred by our Sponsor to such transferee. If the identity of our Principal Stockholders changes, we will disclose this change in our future reporting under the Exchange Act.

Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law. Delaware law entitles the holders of the outstanding shares of Class A common stock and Class B common stock to vote separately as different classes in connection with any amendment to our certificate of incorporation that would increase or decrease the par value of the shares of such class or that would alter or change the powers, preferences or special rights of such class so as to affect them adversely. As permitted by Delaware law, the amended and restated certificate of incorporation includes a provision which eliminates the class vote that the holders of Class A common stock would otherwise have with respect to an amendment to the certificate of incorporation increasing or decreasing the number of shares of Class A common stock the Company is entitled to issue and that the holders of Class B common stock would otherwise have with respect to an amendment to the certificate of incorporation increasing or decreasing the number of shares of Class B common stock the Company is entitled to issue. Thus, subject to any other voting requirements contained in the certificate of incorporation, any amendment to the certificate of incorporation increasing or decreasing the number of shares of either Class A common stock or Class B common stock that the Company is authorized to issue would require a vote of a majority of the outstanding voting power of all capital stock (including both the Class A common stock and the Class B common stock), voting together as a single class.

Dividends and Liquidation Rights. Holders of shares of our Class A common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to the rights of the holders of one or more outstanding series of our preferred stock. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors, and subject to the rights of the holders of one or more outstanding series of preferred stock having liquidation preferences, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation, dissolution or winding up of Bumble Inc. Shares of Class B common stock are not convertible into or exchangeable for shares of Class A common stock or any other security.

Miscellaneous. All shares of our Class A common stock outstanding are fully paid and non-assessable. The Class A common stock is not subject to further calls or assessments by us. Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers, preferences and privileges of holders of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future. Our amended and restated certificate of incorporation does not provide for any restrictions on transfer of shares of Class A common stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, and subject to the terms of our amended and restated certificate of incorporation, the authorized shares of preferred stock will be available for issuance without further action by holders of our Class A or Class B common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which our board of directors may, except where otherwise provided in any preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable on shares of such series;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs or other event;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series of our capital stock; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our Class A common stock might believe to be in their best interests or in which the holders of our Class A common stock might receive a premium over the market price of the shares of our Class A common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the rights of the Class A common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of the corporation’s “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, the remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors.

Annual Stockholder Meetings

Our amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings solely by means of remote communications, including by webcast.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our amended and restated certificate of incorporation, amended and restated bylaws, and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the Nasdaq Global Select Market (“Nasdaq”), which would apply so long as the shares of Class A common stock remain listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we believe the position of Nasdaq is that the calculation in this latter case treats as outstanding shares issuable upon exchange of outstanding Common Units not held by Bumble Inc.). These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our board of directors may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved Class A common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Voting Rights of Principal Stockholders

As described above in, our amended and restated certificate of incorporation provides that each share of our Class A common stock will generally have one vote per share and each share of our Class B common stock will generally entitle each holder, without regard to the number of shares of Class B common stock held by such holder, to a number of votes that is equal to the aggregate number of Common Units held by such holder on all matters on which stockholders of Bumble Inc. are entitled to vote generally. Notwithstanding the foregoing, unless they elect otherwise, each of our Principal Stockholders will be entitled to outsized voting rights as follows. Until the High Vote Termination Date, each share of Class A common stock held by a Principal Stockholder will entitle such Principal Stockholder to ten votes and each Principal Stockholder that holds Class B common stock will be entitled, without regard to the number of shares of Class B common stock held by such Principal Stockholder, to a number of votes equal to 10 times the aggregate number of Common Units (including Common Units issued upon conversion of vested Incentive Units) of Bumble Holdings held by such Principal Stockholder. As a result, our Principal Stockholders will be able to control all matters submitted to our stockholders for approval, even if they own significantly less than 50% of the shares of our Class A common stock, assuming full exchange of Common Units. This concentrated control could discourage others from initiating a potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that, subject to the right of holders of any series of preferred stock, our board of directors will be divided into three classes of directors, as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of stockholders. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that our Founder, our Sponsor and its affiliates, and any direct or indirect transferees of our Sponsor and its affiliates, and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies and Newly Created Directorships

Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that the directors divided into classes may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, at any time when our Principal Stockholders and certain affiliates of Accel Partners LP (our “Co-Investor”) beneficially own, in the aggregate, less than 30% of the voting power of all outstanding shares of our stock entitled to vote generally in the election of directors, directors may only be removed for cause, and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, further, however, that specified directors designated pursuant to the stockholders agreement may not be removed without cause without the consent of the designating party. In addition, our amended and restated certificate of incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted under the stockholders agreement, any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when our Principal Stockholders and our Co-Investor beneficially own, in the aggregate, less than 30% of voting power of the stock of the Company entitled to vote generally in the election of directors, any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors, the chairman of our board or the chief executive officer; provided, however, that at any time when our Principal Stockholders and our Co-Investor beneficially own, in the aggregate, at least 30% in voting power of the stock entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by the board of directors or the chairman of the board of directors at the request of our Sponsor. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the parties to the stockholders agreement so long as the stockholders agreement remains in effect. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not permit our Class A common stockholders to act by consent in writing, unless such action is recommended by all directors then in office, at any time when our Principal Stockholders and our Co-Investor beneficially own, in the aggregate, less than 30% in voting power of our stock entitled to vote generally in the election of directors, but does permit our Class B common stockholders to act by consent in writing without requiring any such recommendation by the directors then in office.

Supermajority Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. For as long as our Principal Stockholders and our Co-Investor beneficially own, in the aggregate, at least 30% in voting power of our stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition, or repeal of our bylaws by our stockholders requires the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy at the meeting and entitled to vote on such amendment, alteration, rescission or repeal. At any time when our Principal Stockholders and our Co-Investor beneficially own, in the aggregate, less than 30% in voting power of our stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our stockholders requires the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation provides that at any time when our Principal Stockholders and our Co-Investor beneficially own, in the aggregate, less than 30% in voting power of our stock entitled to vote generally in the election of directors, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our amended and restated bylaws;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our board of directors and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•	the provision regarding forum selection; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of shares of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of shares of our Class A common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of our Class A common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our Class A common stock) in respect of shares of our Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in shares of our Class A common stock, the excess will be treated as gain from the disposition of shares of our Class A common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Class A Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussion of FATCA below under “—Additional Withholding Requirements.” However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA), a 30% U.S. federal withholding tax may apply to any dividends paid on our Class A common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our Class A common stock, proposed U.S. Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A common stock.

PLAN OF DISTRIBUTION

The selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, shares of Class A common stock covered by this prospectus. Registration of the shares of Class A common stock covered by this prospectus does not mean, however, that those shares of Class A common stock necessarily will be offered or sold.

The shares of Class A common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on any national securities exchange on which our shares of Class A common stock may be listed at the time of sale, including Nasdaq (including through at the market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•

in a block trade in which a broker-dealer may attempt to sell a block of shares of Class A common stock as agent or may position and resell all or a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to the shares of Class A common stock;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, and/or the settlement of margin transactions;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any of these methods of sale or by any other legally available means.

In effecting sales, brokers or dealers engaged by us and/or the selling stockholders may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:

•	purchases of the shares of Class A common stock by a broker-dealer as principal and resales of the shares of Class A common stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker/dealer solicits purchasers on a best efforts basis.

The selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Class A common stock covered by this prospectus. At any time a particular offer of the shares of Class A common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of Class A common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. To the extent required, any such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of Class A common stock covered by this prospectus.

To the extent required, the applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Class A common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

If the selling stockholders utilize a dealer in the sale of the securities being offered pursuant to this prospectus, the selling stockholders will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

The selling stockholders may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in the revised prospectus or prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that the selling stockholders must pay for solicitation of these contracts will be described in a revised prospectus or prospectus supplement, to the extent such revised prospectus or prospectus supplement is required.

In connection with the sale of the shares of Class A common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of Class A common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker/dealers or agents participating in the distribution of the shares of Class A common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

We and the selling stockholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.

Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the shares of Class A common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

Some of the shares of Class A common stock covered by this prospectus may be sold by selling stockholders in private transactions or under Rule 144 under the Securities Act or another available exemption from the registration requirements of the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of Class A common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. An investment vehicle composed of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with Blackstone Inc. If the shares of Class A common stock are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements of Bumble Inc. appearing in Bumble Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Bumble Inc.’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, and any document incorporated by reference into this prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and shares of our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance we refer you to the copy or form of such contract, agreement or document filed as an exhibit to the registration statement, which each such statement being qualified in all respects by reference to the document to which it refers.

We are subject to the informational requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect them without charge at the SEC’s website. We also make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 28, 2023;

•

the description of our shares of Class  A common stock contained in our Registration Statement on Form 8-A filed on February 11, 2021, including all amendments and reports filed for the purpose of updating such description; and

•

all other documents filed by us under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offerings to which this prospectus relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed as so modified or superseded, except as so modified or superseded, to constitute a part of this prospectus.

The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Bumble Inc.

1105 West 41st Street

Austin, Texas 78756

ir@team.bumble.com

We maintain an internet site at http://www.bumble.com. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

bumble